EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------
JUNE 23, 2003


                FALMOUTH BANCORP, INC. REPORTS SETTLEMENT OF
                  REIT-RELATED TAX LIABILITY; WILL RECOVER
                   $295,000 OF PREVIOUSLY ACCRUED EXPENSE


      Falmouth, Massachusetts, June 23, 2003 - Falmouth Bancorp, Inc. (AMEX: "FCB") (the "Company"), the holding company for Falmouth Bank (the "Bank"), announced today that the Bank and the Bank's real estate investment trust subsidiary have entered into an agreement with the Massachusetts Department of Revenue settling a dispute concerning the dividends received deduction claimed by the Bank in the 2000 and 2001 tax years. Under the agreement, the Company will pay $251,000, representing 50% of the amount assessed for the 2000 and 2001 tax years, including interest, and 50% of the estimated amount that would have been owed for the 2002 tax year under legislation that was enacted in March, 2003. The payment is a deductible expense for federal tax purposes.

      During the first quarter of 2003, the Company accrued an amount of $572,000, net of tax benefits, related to the REIT. As a result of the settlement with the DOR, the Company's second quarter financial results will include a credit of $295,000, representing a reduction of the charges taken in the first quarter.


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      In addition to requiring the payment outlined above, the settlement agreement requires that a sufficient number of banks accept a similar offer such that the aggregate amount of payments received by the DOR is on or about $100 million and that the Office of the Attorney General of the Commonwealth of Massachusetts does not object to the settlement.

Falmouth Bancorp, Inc. (AMEX: "FCB") is the holding company for Falmouth Bank, a Massachusetts-chartered stock co-operative bank with 2 branches in East Falmouth and North Falmouth, Massachusetts. As of March 31, 2003, Falmouth Bancorp, Inc. had assets of $157.2 million and deposits of $133.7 million. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Share Insurance Fund.


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